Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated January 31, 2003, included in the Annual Report on Form 10-K of New Focus, Inc. for the year ended December 29, 2002, with respect to the consolidated financials statements, as amended, included in this Form 10-K/A.

/s/    Ernst & Young LLP

San Jose, California

January 30, 2004